EXHIBIT 99.1
PRESS RELEASE
Evergreen Solar Signs New Sales Contracts of Approximately $1 Billion
Solar Panels Will Be Supplied from its Devens Facility
MARLBORO, Mass.—(BUSINESS WIRE)—May 22, 2008—Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power panels with its proprietary, low-cost String Ribbon™ wafer technology, announced it has signed two new long-term sales contracts. Yesterday, Evergreen Solar and German-based Ralos Vertriebs GmbH signed an agreement valued at approximately $750 million for panel deliveries beginning in 2008 and extending through 2013. Combined with another agreement signed last week with a United States-based installer, Evergreen has new contractual backlog of approximately $1 billion.
The solar panels for these two contracts will be manufactured at the company’s Devens, Massachusetts facility, which will begin panel production in July, and represent approximately 35 percent of the expected 160MW of annual production capacity at Devens through 2013. In addition to these two new contracts, Evergreen Solar has six other customer contracts with a current total backlog of approximately $850 million, which will primarily be supplied by EverQ, its German-based joint venture.
“We offer our customers a long-term value proposition because our string ribbon technology consumes less than half of the polysilicon as compared to the industry average, which enables us to provide a unique combination of cost and cell conversion efficiency,” said Richard M. Feldt, Evergreen Solar’s president and chief executive officer. “We will enter into selective long-term supply agreements with additional companies that also bring differentiated value to their customers and serve markets that are at the forefront of solar growth.”
About Ralos Vertriebs GmbH
The “Ralos – Group“ is one of Europe’s leading companies in the field of photovoltaics. With subsidiaries in Germany, Spain, Italy, Austria, United Kingdom and Portugal, Ralos is “helping Europe go Solar”. It is their vision, that photovoltaics will play a significant role in meeting the needs of a sustainable energy market in the future. Through strategic alliances and continuous internal growth, Ralos is well placed to maintain its outstanding market position.
The Ralos – Group is particularly active in the field of large scale solar power plants and they are committed to increase the share of energy production through renewable energy. With its many years of experience and focus on economically optimized and high quality solutions, the Ralos – Group is a proven partner bringing increased value to project investors.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented wafer technology, known as String Ribbon, uses significantly less polysilicon than conventional processes. Evergreen’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com.
Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws. Evergreen Solar cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to, those related to: the start-up and future production capacity of the company’s Devens manufacturing facility; the company’s ability to protect the intellectual property incorporated in String Ribbon and other proprietary technologies; the company’s ability to enter into additional long-term customer agreements; and the ultimate value of the customer contracts given changing market dynamics and governmental subsidy and incentive programs, currency fluctuations and related contractual pricing parameters. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission – including the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q filed with the SEC (copies of which may be obtained at the SEC’s website at: http://www.sec.gov) – could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Evergreen Solar disclaims any obligation to publicly update or revise any such statements to reflect any change in company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
CONTACT: Evergreen Solar, Inc.
Evergreen Solar, Inc.
Michael El-Hillow
508-357-2221 x 7244
Chief Financial Officer
investors@evergreensolar.com
SOURCE: Evergreen Solar, Inc.